Exhibit 99.1

August 4, 2020

To Our Members:

On behalf of the Board of Directors of the Federal Home Loan Bank of Chicago (FHLBank Chicago or Bank), today we are announcing a planned transition of the President and CEO leadership of our Bank. Matt Feldman, President and CEO, submitted his intention to retire effective December 31, 2020. The Board of Directors has accepted Matt’s plans for retirement and has appointed Michael Ericson, Chief Operating Officer, his successor effective January 1, 2021.

Matt’s tenure at the Bank has profoundly affected us all in many positive ways. He is an iconic, highly principled, and effective leader, and is greatly admired. His strong presence will be missed at our Bank, by our members, as well as the entire Federal Home Loan Bank System. Matt and Michael have worked alongside each other for many years and we are fortunate to be able to appoint Michael as the Bank’s next President and CEO. Michael’s vast knowledge of the Federal Home Loan Bank System and our Bank, his steadfast commitment to our employees and our members, and his strong management skill set uniquely qualify him to lead the Bank into our next great chapter.

We will ensure our transition in leadership is seamless without any disruption to our members, our operations, or the strong organizational culture we have built at the Bank.

For additional details on this announcement, please read our press release.

Please join me in congratulating Matt on his upcoming retirement and Michael on his new role as President and CEO. And, as always, thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,

John Reinke
Chair of the Board of Directors